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Transcript:

Biotel Inc. Employee Meeting – 8:30 a.m. April 2, 2009

Announcing Merger between CardioNet, Inc. and Biotel Inc.

A Biotel Employee letter from Mr. Randy Thurman, Chairman and Chief Executive Officer of CardioNet, Inc., was distributed to all employees prior to the meeting as was a copy of the joint CardioNet, Biotel press release entitled “CardioNet Expands Product Offering and Launches Clinical Research Services; Announces Acquisition of Biotel.” A copy of the letter from Mr. Thurman is attached hereto as Exhibit A.

B. Steven Springrose, President and Chief Executive Officer of Biotel Inc., opened the Biotel employee meeting by expressing his excitement and pleasure in announcing that the Biotel family will be joining the CardioNet family. He stated that the businesses are strategically aligned, and both companies are stronger together than they are alone. Mr. Springrose described CardioNet as a world class organization with a leadership position in the field of wireless ambulatory cardiac monitoring, and he stated that this merger allows Biotel to join a high growth company with ambitious performance goals. He also stated that CardioNet is a well capitalized, profitable company which provides significant additional resources to accelerate the growth of our business and provide opportunities for individual professional development. Mr. Springrose stressed that we are very proud of the company we have built together at Biotel and we believe this merger represents a strong validation of our success.

Mr. Springrose then introduced Mr. Randy Thurman, Chairman and Chief Executive Officer of CardioNet. Mr. Springrose stated that Mr. Thurman has a strong track record of building companies through both acquisition and organic growth, and he expressed his pleasure at being on this team.

Mr. Thurman reiterated Mr. Springrose’s excitement regarding the merger of CardioNet and Biotel. He spoke of the strategic vision of CardioNet and the opportunity afforded to Biotel to join CardioNet as a high growth world leader in wireless ambulatory cardiac monitoring. Mr. Thurman stated that CardioNet is impressed with the product technology and business built by Biotel employees and the expectation that leveraging CardioNet’s resources and experience will further enhance the growth potential of the business. He stated that Biotel employees are additive to the CardioNet team and will be relied upon to continue to run the Biotel business and collaborate with new colleagues at CardioNet on product development. Mr. Thurman welcomed the sophisticated level of research and development being conducted at Biotel and expressed the desire to integrate these efforts into CardioNet’s programs. Mr. Thurman talked of the aggressive growth strategy established to build the MCOT™ business in 2009, ensure CardioNet’s status as a best class organization in products and services, identify future growth drivers for the Company, and the belief that the addition of Biotel is an important component of this strategy.

Mr. Thurman indicated that a major focus of CardioNet is to expand the clinical service segment of the business and the addition of Biotel’s Agility Centralized Research Services is a significant step in that direction.

Mr. Thurman provided a short biography of his industry experience. He founded VIASYS Healthcare, which was acquired by Cardinal Health at the end of 2007. He was also at Corning Life Sciences. Prior to his business career, he was a US Air Force fighter pilot for about 21 years. Mr. Thurman has been the Chairman of CardioNet since June, 2008 and became Chief Executive Officer in February, 2009.

Mr. Thurman referred to CardioNet’s Initial Public Offering (IPO) in March, 2008. The stock price was $18.00 at that time. CardioNet’s share price is currently in the $27.00-$28.00 range, indicative of the growth of the Company even with the current economic downturn. He stated that CardioNet’s revenue growth was 65% from 2007 to 2008.

Mr. Thurman related that CardioNet was founded about seven to eight years ago as a private company and was the fastest growing medical company in 2008. He described CardioNet’s product and service as a wireless mobile cardiac outpatient telemetry device that a patient wears for up to 21 days with 24/7 monitoring of those patients.. He stated that the MCOT™ device is three times more successful in detecting clinically significant arrhythmias than any other device on the market and combining the best of their wireless features (MCOT™) with Braemar’s wireless features will produce the best product available in the world. He indicated that MCOT and wireless medicine will be in huge demand over the next 20 years.

Mr. Thurman stated that CardioNet currently has about 800 employees and he asked George Hrenko, Vice President, Human Resources, to identify the locations of CardioNet. Mr. Hrenko noted the following: 1) Headquarters of CardioNet are in Conshohocken, Pennsylvania; 2) Monitoring centers are located in Conshohocken, Pennsylvania, Conyers, Georgia, West Palm Beach, Florida and Minneapolis, Minnesota; 3) Customer Service is also located in Conshohocken, Pennsylvania; 4) the Research and Development facility is located in San Diego, California; and (5) A Distribution Center is located in Chester, Pennsylvania.

Mr. Thurman stated that CardioNet’s manufacturing is currently being outsourced in Tempe, Arizona, and software is installed by CardioNet once the product is assembled. He stated that the intent is to expand manufacturing operations in Minnesota.

Mr. Hrenko told Biotel employees that their compensation will remain the same and that CardioNet regularly compares its salaries to ensure that salaries are in line with the market rates. He also stated that Biotel’s employee benefits will also stay the same through the end of 2009, with the exception of the 401(k) plan which is being terminated as of Closing of the Merger and that Biotel employees will have the opportunity to join CardioNet’s 401K plan., He stated that CardioNet’s benefits consultants are comparing all benefits, and they will probably introduce the benefits plans to all employees at the beginning of 2010. He expressed interest in Biotel’s medical plan, which includes a Health Savings Account, and he pointed out that the combined companies provide a larger base from which to negotiate medical plans and premiums. Mr. Hrenko noted that CardioNet offers a Stock Purchase Plan for its employees, available twice a year, March and September, with shares of CardioNet common stock offered at a discount of 15% to participants.

Mr. Hrenko closed by saying that Biotel employees are joining CardioNet at a time of significant growth and excitement. He said that Mr. Thurman, in his role of CEO since January, had very quickly established and communicated a vision and direction, gained the support and unity of his leadership team, and created a new level of excitement and energy in an already-successful organization. In this sense, he said, Biotel was joining CardioNet at the forefront of it growth.

The meeting was then opened to employee questions.

1.

Will we keep the Braemar name? Mr. Thurman stated that this had not been decided but that his first consideration would be to say we may want to keep the name because of the Braemar brand recognition. He also said it was possible the company would be referred to as Braemar, a subsidiary of CardioNet.

2.	Is the (Tempe) Arizona manufacturing facility a supplier or a CardioNet-owned facility? Mr. Thurman stated that it is a supplier.

3.	Is CardioNet ISO certified? Mr. Thurman replied, “Yes.”

4.

What is the breakdown of employees by department or function? Mr. Hrenko indicated that approximately 120 of these employees are in Sales or Sales Management and that many of the sales force positions have been added within the past year and that this function is growing rapidly. He also listed the following: Almost 300 employees are located in monitoring centers in Conshohocken, PA, Conyers, GA, West Palm Beach, FL and Minneapolis, MN; approximately 130 employees are in Customer Service in Conshohocken, PA; and approximately 35 employees are in Research and Development in San Diego, CA. He stated that CardioNet also has a distribution center in Chester, PA, and the remainder of the employees are in Administration, Human Resources, Finance and Marketing and are located in Conshohocken, PA.

5.

If CardioNet has a similar product (MCOT™), would Braemar continue working on their wireless product (Fusion) or would they stop working on that project? Mr. Springrose said Braemar would continue working on the wireless product. Mr. Thurman also responded that the combined research and development functions would provide additional resources to incorporate the best features in the devices and provide superior products. No further questions were set forth. Mr. Hrenko offered to be available for the rest of the morning for any questions from employees. The meeting was adjourned.

Caution Regarding Forward Looking Statements:

This document includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, are forward-looking statements. These forward looking statements address, among other things activities, events or developments that we expect, believe or anticipate will or may occur in the future, including our statements relating to the anticipated effects of the proposed merger with CardioNet, Inc. and its anticipated benefits if consummated. These forward-looking statements are subject to a number of risks that could cause actual results to differ materially from those contained in the forward-looking statements, including the risk that our stockholders may not approve the merger and that the regulatory approvals and any other required approvals in connection with the merger may not be obtained on the proposed terms or at the times anticipated.

Currently unknown or unanticipated risks, or risks that emerge in the future, could cause actual results to differ materially from those described in forward-looking statements, and it is not possible for us to predict all such risks, or the extent to which this may cause actual results to differ from those contained in any forward-looking statement. Except as required by law, we assume no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events, or otherwise.

Important Merger Information

In connection with the proposed merger transaction between Biotel Inc. (“Biotel”) and CardioNet, Inc. (“CardioNet”), Biotel intends to file a proxy statement with the Securities and Exchange Commission (the “SEC”), and Biotel and CardioNet intend to file other relevant materials with the SEC. Before making any voting decision with respect to the proposed merger, stockholders of Biotel are urged to read all relevant documents filed with the SEC when they become available, including Biotel’s proxy statement, because they will contain important information about the proposed merger, Biotel and CardioNet. A definitive proxy statement will be sent to holders of Biotel stock seeking their approval of the proposed merger.

Investors and security holders will be able to obtain the documents (when available) free of charge at the SEC’s web site, http://www.sec.gov. In addition, Biotel stockholders may obtain free copies of the documents filed with the SEC when available by contacting Biotel’s Investor Relations at 651-286-8620. Such documents are not currently available. You may also read and copy any reports, statements and other information filed by Biotel or CardioNet with the SEC at the SEC public reference room at 100 F Street, N.E. Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

The directors, executive officers and other members of management and employees of Biotel may be deemed to be participants in the solicitation of proxies from stockholders in respect of the proposed merger. Information regarding the directors and executive officers of Biotel is available in the 2008 Annual Report on Form 10-KSB, filed with the SEC on September 29, 2008, and the proxy statement for Biotel’s 2008 annual meeting of stockholders, filed with the SEC on October 27, 2008. Additional information regarding the interests of such potential participants will be included in the proxy statement and the other relevant documents filed with the SEC when they become available.

Any information concerning CardioNet contained in this document has been taken from, or is based upon, publicly available information. Although Biotel does not have any information that would indicate that such information is inaccurate or incomplete, Biotel does not take any responsibility for the accuracy or completeness of such information.

Exhibit A

April 2, 2009

To Biotel Employees:

On behalf of our Board of Directors and our entire management team, I would like to welcome Biotel employees to CardioNet. While it will be several weeks until the transaction is finalized, you should know that we are very aware that this type of transaction can raise questions among employees regarding integration, professional career tracks and benefits. I want to personally communicate the rationale of this transaction to all of you and begin the process of working together for future success as one company.

First of all, you should be proud of the many accomplishments achieved by each and every one of you at Biotel. Biotel has become a leading supplier of cardiac monitoring devices, you have made significant strides in the development of new medical device technologies and you have built a business in the clinical research arena. All of these were key drivers in the intended merger of our two companies.

I am sure you are curious to know more about CardioNet. As way of a short introduction, CardioNet is the leader in mobile cardiac outpatient telemetry, with our MCOTTM product. CardioNet is one of the fastest growing companies in the medical technology industry with revenue growth of 65% in 2008 versus 2007. We were also one of the most successful 2008 IPO’s in any industry. We expect to achieve similar rates of growth in 2009 and beyond and have outlined a strategic plan for 2009 that we expect will increase our market share and drive our organization toward excellence.

The integration of Biotel combines the strengths of two complementary companies to create the most comprehensive product offering in the arrhythmia monitoring and diagnostic industry. We plan to incorporate the Biotel technology into CardioNet’s development efforts which we believe will ensure that we remain the leader in this space. The Agility platform introduces a new and exciting business segment to CardioNet in clinical research that we believe has substantial growth potential.

CardioNet is built upon a strong mission to become the leader in wireless medicine as well as a set of principles and values that drive all we do. These values include absolute integrity, a focus on the patients and physicians we serve and a commitment to innovation.

Lastly, you have my commitment that we will institute a program of continual communication with all Biotel employees and strive for a seamless integration of our two companies. I am extremely excited about the prospects of Biotel becoming part of CardioNet and I’m confident over the next several weeks you will become equally enthusiastic.

All the best,

Randy Thurman

Chairman and CEO

227 Washington Street • Suite 300 • Conshohocken, PA 19428-2086

Tel 610.729.7000 • Fax 610.828.3753

April 2, 2009

Important Information

Forward Looking Statements

This communication includes certain forward-looking statements regarding CardioNet within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995 regarding, among other things, the completion of the acquisition of Biotel by CardioNet’ s business operations and financial results, the prospects for CardioNet’s products, CardioNet’s projected operating results for 2009 and CardioNet’s confidence in its future. These statements may be identified by words such as “expect,” “anticipate,” “estimate,” “intend,” “plan,” “believe,” and other words and terms of similar meaning. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including important factors that could delay, divert, or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, the ability to complete the acquisition of Biotel and integrate its operations into CardioNet’ s business, the success of CardioNet’ s sales and marketing initiatives, CardioNet’ s ability to attract and retain talented executive management and sales personnel, the commercialization of new products, market factors, internal research and development initiatives, and partnered research and development initiatives, competitive product development, changes in governmental regulations and legislation, changes to reimbursement levels for CardioNet’s products, the continued consolidation of payors, acceptance of our new products and services and patent protection and litigation. For further details and a discussion of these and other risks and uncertainties, please see CardioNet’ s public filings with the Securities and Exchange Commission, including CardioNet’s latest periodic reports on Form 10-K and 10-Q. CardioNet undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

This material is not a substitute for the proxy statement Biotel will file with the Securities and Exchange Commission. Investors are urged to read the proxy statement, including detailed risk factors, when it becomes available, because it will contain important information. The proxy statement and other documents, which will be filed by Biotel with the Securities and Exchange Commission, will be available free of charge at the SEC's website, www.sec.gov, or by visiting Biotel's website at www.biotelinc.com.

Biotel Inc. and certain of its directors, executive officers and certain other members of its management may be deemed to be soliciting proxies from Biotel’s shareholders in connection with the proposed transaction. Investors may obtain a detailed list of names, affiliations and interests of Biotel’ s participants in the solicitation of proxies of Biotel’ s shareholders by reading the proxy statement when it becomes available.

227 Washington Street • Suite 300 • Conshohocken, PA 19428-2086

Tel 610.729.7000 • Fax 610.828.3753